Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-43675, 333-04042, 333-69479, 333-80009, 333-61096, 333-86748, 333-124246, 333-124248, 333-150329, 333-158709) on Form S-8 and registration statements (Nos. 333-69453, 333-76332, 333-147694) on Form S-3 of Wilmington Trust Corporation and subsidiaries (the Corporation) of our reports dated March 1, 2011 with respect to the consolidated statements of condition of the Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Form 10-K of the Corporation.
Our report dated March 1, 2011, on the consolidated statements of condition of the Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, refers to the Corporation’s recurring losses from operations, due principally to increasing provisions for loan losses, and continuing experience of credit deterioration in its loan portfolio. In addition, based on discussions with its regulators, management believed that, without an acceptable change of control transaction, the Corporation would face significant regulatory action that would result in an inability to conduct business in a manner consistent with historical practice. On November 1, 2010, the Corporation entered into a definitive merger agreement with M&T Bank Corporation whereby, subject to certain covenants and conditions precedent, including regulatory and shareholder approval, the Corporation’s shareholders will exchange shares of the Corporation’s common stock for shares of M&T Bank Corporation common stock.
Our report dated March 1, 2011, on the consolidated statements of condition of the Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, refers to the Corporation’s change in its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), as of April 1, 2009.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 1, 2011